Public Company Management Corporation Announces SB-2 Securities Registration Contract with Millennium Technology

LAS VEGAS, NV – March 8, 2005 – Public Company Management Corporation (OTC BB: PUBC) today announced that its subsidiary Go Public Today has signed a contract with Millennium Technology to provide SB-2 securities registration services and initiate the process to obtain an OTC BB listing for Millennium in exchange for a combination of cash fees and a block of shares of Millennium Technology common stock.  Through the SB-2 securities registration solution offered by Go Public Today, Millennium will be able to register the resale of securities and become a publicly traded company.

Millennium Technology (MTI) develops, manufactures and sells Magnetic Resonance Imaging (MRI) systems to the global healthcare community.  The MRI market is currently dominated by companies such as General Electric (NYSE: GE), Toshiba, Hitachi (NYSE: HIT) and Philips (NYSE: PHG).

MTI has successfully developed Virgo, the world’s first Open “C” configuration MRI system using permanent magnet technology**.  MTI is able to produce and sell its MRI units at a price that is making this life-saving diagnostic tool practical and available to many diagnostic clinics and small to mid-sized hospitals that might not otherwise be able to afford to offer MRI services to their patients.  The company estimates that the global market for MRI technology is $3.5 billion (US) per year and the annual market in the United States is approximately $1.75 billion*.  The MRI market is growing rapidly and that growth is being fueled by physicians demanding increased access to MRI technology.  In the U.S., the number of MRI diagnostic procedures is forecast to grow from 18.6 to 36.5 million procedures per year by 2009.

“Our team thoroughly researched the benefits of taking our operations public as well as costs, the routes we could take and the companies and individuals that could assist us along the way.  We decided that going public was the best way for us to achieve our goal of rapidly expanding the size and reach of our company and that Go Public Today was by far the best and most cost-effective choice to guide us through the legal and regulatory maze we knew we would encounter.  Go Public Today offered us the absolute easiest route to reach public status.  They are handling all of the paperwork and filings leaving us to concentrate on running our company,” says Illich Cheng, CEO of Millennium Technology, Inc.

“Millennium Technology is a great example of the kind of company with solid technology, a proven track record of increasing revenues and tremendous market that can benefit from going public.  We offered MTI a fast and cost-effective way to make this transition so that the company could access the capital that is available to public corporations to fuel its growth,” said Stephen Brock, President and CEO of Public Company Management Corporation.

PUBC serves as a one-stop shop for businesses that want to quickly and cost-effectively go public and draw upon the wealth of investment capital that is available to public corporations. The company's Pubco White Papers subsidiary focuses on educating business owners on the options available to them. PUBC's Go Public Today subsidiary takes companies public. After a company goes public, PUBC's Public Company Management Services subsidiary can advise the newly-public company on regulatory and compliance issues.

About Millennium Technology

Richmond, B.C.-based Millennium Technology, Inc. (MTI) is dedicated to the development, manufacturing and sales of Magnetic Resonance Imaging (MRI) systems to the global healthcare community.  The company has successfully developed the patented Virgo MRI system, the world’s first Open “C” configuration MRI system using permanent magnet technology**. MTI is prepared for the challenges of the contemporary healthcare community and is confident that the Virgo MRI system will set a global standard for excellence in the development and production of medical imaging equipment.  MTI operates in a global market estimated to be worth $3.5 billion annually*.  For more information on MTI, please visit www.millennium.ca.

* ”U.S. Scanners and Coil Market”, Frost & Sullivan, 2/21/03

** U.S. Patent no. 6,842, 002 B2, issued 1/11/05

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

Education -- Pubco White Papers

   (http://www.PubcoWhitePapers.com) hosts a comprehensive

   body of knowledge on private and public equity markets.

Registration and listing -- Go Public Today

   (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

   offerings and obtain a listing on the OTCBB.

Regulatory compliance -- Public Company Management

   Services (http://www.PCMS-Team.com) assists new and

   existing public companies in negotiating the new

   complexities of maintaining a public company and creating

   sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC )

Contact:

     Public Company Management Corporation

     Stephen Brock

     President/CEO

     (702) 222-9076

     info@PublicCompanyManagement.com

     www.PublicCompanyManagement.com